Mentor Corporation                                                           Coffin Communications Group
201 Mentor Drive                                                                 15300 Ventura Blvd., Suite 303
Santa Barbara, CA 93111                                                     Sherman Oaks, CA 91403
(805) 879-6082                                                                    (818) 789-0100
Contact:  Christopher J. Conway, President                          Contact:  William F. Coffin, President

MENTOR REPORTS SECOND QUARTER RESULTS

SANTA BARBARA, California, October 28, 2003 - Mentor Corporation (NYSE: MNT) today announced operating results for its second fiscal quarter ended September 30, 2003.

Sales for the quarter were $93.3 million compared to $89.6 million last year, an increase of 4 percent.  Excluding foreign currency variations, sales were comparable to the same period last year.

Net income was $11.2 million and $0.23 per share compared to $12.5 million and $0.26 per share for the second quarter last year, a decrease of 11 percent in earnings per share.

Sales for the six-month year-to-date were $198.4 million, an increase of 6 percent over the similar period last year.  Net income for the six-month period was $27.3 million, or $0.56 a share, compared to $29.3 million and $0.60 a share last year.

Aesthetic surgery sales increased 10% over the similar quarter last year, to $47.2 million.  Breast implant sales grew 11 percent, and body-contouring (liposuction) products grew 28 percent.

In surgical urology, sales of erectile dysfunction products grew 10 percent, due mainly to the success of the Company's advanced model Titan(R)  implant.

Sales of Women's Health products grew 28 percent, driven by European sales of the new ObTapeTM implant for stress incontinence.  The product was introduced into the U.S. in September, 2003.

Brachytherapy product sales were down 49 percent due to a combination of supply shortages and market conditions.  Due to the impact of the brachytherapy decline, total surgical urology sales were down by 7 percent from last year, to $23.9 million.

Sales of clinical and consumer disposable incontinence products were $22.2 million for the quarter, an increase of 5 percent.

Christopher J. Conway, Chairman and CEO of Mentor, stated "With the notable exception of brachytherapy, we experienced reasonably good sales growth in each of our major product lines this quarter.  Recently introduced products have been well received by both physicians and patients; and we expect our historical trend in sales growth to continue. We are confident of reversing the brachytherapy sales decline by year-end when the supply issue will be resolved and reimbursement improvements are anticipated."

Manufacturing margins were improved over the prior year, contributing a gross profit increase of 11 percent.  However, higher selling, administrative, and R&D expenses reduced operating income by 2 percent.

Income taxes increased by 18 percent, representing a return to the company's historic effective tax rate after a reduced rate last year due to a tax refund.

Commenting on the increase in expenses, Conway said, "During the quarter, Mentor invested in a number of key areas to facilitate future growth.  We are implementing a new J.D. Edwards enterprise software system worldwide to improve our business processes and manage more productively our nine manufacturing facilities and 2,000+ employees.  Also during the quarter we hired and trained a new field sales force for Women's Health products.  Starting this month these specialists will be calling on gynecologists to promote our new surgical products, such as ObTapeTM for stress incontinence.  We believe that this is an excellent investment because of the great potential of the Women's Health market.

"Finally, R&D expenses increased by 44 percent over the prior year.  The increase in R&D activity is a combination of several projects.  We incurred higher than normal expenses in connection with the filing of our breast implant PMA with the FDA, which is anticipated in December.  We are also gearing up on other projects in our new product pipeline, so the higher rate of R&D investment will continue throughout next year.  We anticipate unveiling some exciting new products within the next year.

"Our free cash flow and financial position continue to be strong," Conway said.  "As of September 30, 2003 we had $110 million in cash and marketable securities, which will allow us to finance internal growth and contribute to strategic acquisitions.  We are also pleased to be paying a significant dividend at an annual rate of $0.60 a share, one of the highest in our sector, and we intend to continue our policy of repurchasing Mentor stock off the open market from time to time.  We have the resources to support further growth and we are looking forward to continued improvement.

"During the quarter, we listed the Company's shares on the New York Stock Exchange.  The NYSE is the traditional home for publicly-traded healthcare companies that supply 90% of the healthcare market.

"Finally, since the near-term results are being impacted by the above-mentioned factors, we now expect 5% to 6% growth in FY04 and we continue to target two- to five-year growth rates of 15% for revenues and earnings."

Mentor Corporation has scheduled a conference call today regarding this announcement.  Those interested in listening to a recording of the call may dial (800) 839-6713 [pass code: 5834137] at 6:00 p.m. ET today until Midnight ET, November 11, 2003.  You may also listen to the live webcast at 5:00 p.m. ET today or the archived call at www.mentorcorp.com, Investor Relations site under "Conference Calls."

MENTOR CORPORATION CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share data)
	Three months ended September 30,		Six months ended September 30,
	2003	2002	2003	2002

Net Sales	$ 93,263	$ 89,586	$ 198,369	$ 187,263

Cost of sales	35,561	37,669	74,934	75,914
Gross Profit	57,702	51,917	123,435	111,349

Selling, general and administrative expense	33,899	30,157	69,578	62,042
Research and development	7,711	5,365	15,254	10,739
	41,610	35,522	84,832	72,781

Operating Income	16,092	16,395	38,603	38,568

Interest (expense)	(149)	(236)	(310)	(537)
Interest income	323	672	719	1,232
Other income (expense)	249	158	925	1,205

Income before income taxes	16,515	16,989	39,937	40,468

Income taxes	5,277	4,483	12,666	11,213

Net income	$ 11,238	$ 12,506	$ 27,271	$ 29,255

Earnings per share
Basic earnings per share	$ 0.24	$ 0.27	$ 0.59	$ 0.63
Diluted earnings per share	$ 0.23	$ 0.26	$ 0.56	$ 0.60
Dividends	$ 0.15	$ 0.015	$ 0.17	$ 0.03

Weighted average shares outstanding
Basic	46,562	46,610	46,475	46,836
Diluted	48,610	48,282	48,479	48,820

Sales by Principal Product Line
(in thousands)	For the three months ended September 30,
	2003	2002	% Change
Aesthetics and General Surgery Products	$ 47,199	$ 42,748	10.4%
Surgical Urology Products	23,903	25,746	-7.2%
Clinical & Consumer Healthcare Products	22,161	21,092	5.1%
Total Sales	$ 93,263	$ 89,586	4.1%

Sales by Principal Product Line
(in thousands)	For the six months ended September 30,
	2003	2002	% Change
Aesthetics and General Surgery Products	$ 102,702	$ 96,428	6.5%
Surgical Urology Products	51,992	51,988	0.0%
Clinical & Consumer Healthcare Products	43,675	38,847	12.4%
Total Sales	$ 198,369	$ 187,263	5.9%

MENTOR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

ASSETS	September 30, 2003	March 31, 2003
Current assets:
Cash and marketable securities	$ 101,242	$ 106,024
Accounts receivable, net	78,366	79,784
Inventories	66,574	61,269
Deferred income taxes	16,251	15,253
Prepaid expenses and other	14,507	10,858
Total current assets	276,940	273,188

Property, plant and equipment, net	74,322	68,671

Intangibles, net of amortization	47,793	35,570
Goodwill, net of amortization	17,812	16,520
Long-term marketable securities	9,446	3,862
Other assets	499	277

Total assets	$ 426,812	$ 398,088

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities	$ 104,190	$ 105,192
Long-term deferred income taxes	2,320	2,216
Long-term liabilities	14,469	13,970
Shareholders' equity	305,833	276,710
	$ 426,812	$ 398,088

Safe Harbor Statement of Mentor Corporation under the Private Securities Litigation Reform Act of 1995:

All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us.  Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," similar expressions, and variations or negatives of these words.  In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  These forward-looking statements speak only as of the date hereof and are based upon the information available to us at this time.  Such information is subject to change, and we will not necessarily inform you of such changes.  These statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that are difficult to predict.  Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors.

Important factors that may cause such a difference for Mentor include, but are not limited to competitive pressures and other factors such as the introduction or regulatory approval of new products by our competitors and pricing of competing products and the resulting effects on sales and pricing of our products, disruptions or other problems with our sources of supply, significant product liability or other claims, difficulties with new product development and market acceptance, changes in the mix of our products sold, patent conflicts, product recalls, United States Food and Drug Administration (FDA) delay in or approval or rejection of new or existing products, changes in Medicare, Medicaid or third-party reimbursement policies, changes in government regulation, use of hazardous or environmentally sensitive materials, our inability to implement new information technology systems, our inability to integrate new acquisitions, and other events.

Our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8‑K, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

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